SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 04/30/2006
FILE NUMBER 811-6463
SERIES NO.: 10

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A              $3,359
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B              $   38
              Class C              $   17
              Class R              $   26
              Investor Class       $1,509

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from met investment income
              Class A              0.2145
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B              0.0080
              Class C              0.0080
              Class R              0.1578
              Investor Class       0.2360

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A              17,122
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B               4,814
              Class C               2,352
              Class R                 195
              Investor Class        6,746

74V.     1.   Net asset value per share (to nearest cent)
              Class A               37.80
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B               35.85
              Class C               35.87
              Class R               37.63
              Investor Class        37.75